Exhibit 99.1


             Hexcel Reports 2005 Fourth Quarter and Year-End Results


     STAMFORD, Conn.--(BUSINESS WIRE)--Jan. 25, 2006--Hexcel Corporation (NYSE/PCX: HXL):

     Fourth Quarter 2005 Highlights

     -- Net income for the quarter was $134.8 million, including a $117.6 million benefit from the reversal of the Company's valuation allowance against its U.S. deferred tax assets.

     -- On a constant currency basis, net sales to Commercial Aerospace increased by 9.2% and Space & Defense increased by 13.3% compared to the fourth quarter of 2004.

     -- Operating income was up 24.8% to $25.7 million or 9.1% of net sales compared to operating income in the fourth quarter of 2004 of $20.6 million or 7.5% of net sales.

     --   Total debt, net of cash, decreased by $15.2 million to $398.8 million.

     See Statements of Operations and Reconciliation of GAAP and Non-GAAP Measures (Table F) for profitability comparisons for the quarter and 2005 full year.

     Hexcel Corporation (NYSE/PCX: HXL), today reported results for the fourth quarter and full year of 2005. Net sales for the quarter were $282.9 million, 2.4% higher than the $276.4 million reported for the fourth quarter of 2004. Operating income for the fourth quarter was $25.7 million compared to $20.6 million for the same quarter last year, a 24.8% increase. Net income available to common shareholders for the quarter was $120.4 million, or $1.43 per diluted common share. These results reflect a favorable benefit to earnings of $117.6 million from the reversal of the valuation allowance against the Company's U.S. deferred tax assets and a $13.1 million charge to deemed preferred dividends and accretion related to the conversion of the Company's remaining mandatorily redeemable convertible preferred stock.
     In the same quarter last year the Company reported a net loss available to common shareholders of $8.4 million or 0.20 cents per diluted share. Those results reflected $1.1 million of transaction costs related to a secondary offering of shares of the Company's common stock by certain of its shareholders, a $1.6 million loss on early retirement of debt and a $12.9 million charge to deemed preferred dividends and accretion related to the conversion of mandatorily redeemable convertible preferred stock.
     For the full year of 2005, net sales were $1,161.4 million as compared to $1,074.5 million in 2004, an increase of 8.1%. Gross margin increased to $254.2 million from $229.1 million. Operating income of $104.2 million in 2005 was $15.4 million higher than the $88.8 million reported in 2004. Net income available to common shareholders was $108.9 million for 2005 or $1.49 per diluted common share compared to $3.4 million or $0.08 per diluted common share in 2004. These results include both special items for 2005 and 2004 (see Table
F) as well as charges of $23.2 million and $12.9 million, respectively, in connection with the conversions of mandatorily redeemable convertible preferred stock.

     Chief Executive Officer Comments

     "The fourth quarter and second half of 2005 have seen a number of transient events that have constrained revenue growth, but have not changed the outlook for Hexcel. As has been evidenced by the record aircraft orders placed with Boeing and Airbus in 2005, we are in the midst of a strong upturn in the commercial aerospace market. Boeing and Airbus have indicated they will deliver increasing numbers of aircraft in 2006 and 2007. What I find most satisfying about this upsurge is the number of Boeing 787 and Airbus A350 aircraft being ordered which confirms the viability of these programs that will enter production later in the decade and perhaps more importantly, the airline industry's acceptance of, and excitement over, this new breed of composite-rich commercial aircraft. Against these market fundamentals, the short-term impacts of the Boeing strike in the third quarter, 2005 and the six month push-out in the A380 program pale in significance."
     "While the lower revenue growth in the quarter did not give us much to work with, we again demonstrated operating leverage. This quarter the gains came primarily from lower selling, general and administrative ("SG&A") expenses. The gross margin leverage we did get in the quarter from the modest net sales increase was offset by the impact of higher oil and natural gas prices on utility, freight and certain raw materials costs. Our plants did well to sustain gross margins in the quarter."
     "Two indicators of our continued progress were the reversal of our U.S. income tax valuation allowance and the conversion of the remaining mandatorily redeemable convertible preferred stock. The improvements we have made in U.S. operating profitability, reductions in interest expense from de-leveraging and refinancing and other factors provided the evidence required under the accounting standards to normalize our U.S. tax accounting. The holders of our mandatorily redeemable convertible preferred stock showed their confidence in us by voluntarily converting their remaining shares of preferred stock into common stock in December. With these two steps, our shareholder's equity reached $209.1 million as of December 31, 2005 - the first time we have had a positive net worth since 2001. Perhaps more importantly, with these events and our first quarter, 2005 debt refinancing behind us, our financial reporting should be much easier for all investors to follow in 2006."
     "Despite the short term factors that affected the second half of 2005 and a number of special items, 2005 was a record year. Excluding the special items (see Table F) operating income increased by 31.5% to 10.5% of sales. Our operating leverage on incremental sales for the year was 33.7%. With the benefit of the interest savings and improved JV performance, net income increased by 130.8%."
     "While 2005 was impressive, we expect 2006 to be even stronger. Commercial aerospace revenues are set to return to "teens" percentage growth rates in the first quarter driven by increased aircraft production. While uncertainty continues as to the level of demand from ballistics applications, we anticipate a year with overall Company sales growth of about 10%. If we stay on track and continue to deliver operating leverage, in 2006 we can achieve gross margins of 23% and operating margins of 11% (before business consolidation and restructuring expenses) despite starting to reflect the cost of expensing stock options."

     Business Highlights

     Commercial Aerospace

     -- In constant currency, sales for the quarter of $132.0 million were 9.2% higher than the fourth quarter, 2004.

     -- Sales to Boeing and its subcontractors saw the residual effects of supply chain adjustments from Boeing's third quarter strike and Boeing's decision not to make up the resulting aircraft delivery shortfalls in the fourth quarter. In spite of the strike's negative impact, sales related to Boeing for the quarter grew by about 10% compared to the fourth quarter, 2004.

     -- Sales to Airbus and its subcontractors related to the A380 were again down this quarter compared to the prior year due to the previously announced six month push-out of the first delivery of the A380 aircraft to the end of 2006. As a result, total sales to Airbus for the quarter were about the same level as the fourth quarter, 2004.

     -- Sales to other commercial aircraft applications continued to grow in the quarter with constant currency sales up by about 20% compared to the fourth quarter, 2004.

     -- Current indications are that with the "slack" mostly behind us from the A380 push-out and the Boeing strike, the Company's year-over-year sales growth to commercial aerospace applications will return to "teens" in the first quarter.

     Industrial

     -- In constant currency, sales for the quarter of $88.4 million were 3.2% lower than the fourth quarter, 2004. Growth in revenues from wind energy and recreation applications was not strong enough this quarter to offset year-on-year declines in revenues from ballistic applications. Sales for the year however, increased by 2.1% compared to 2004 with revenue growth from wind energy applications more than offsetting declines in ballistics.

     -- Fourth quarter 2005 sales to ballistic applications were at a level comparable to the third quarter, 2005 but lower than the fourth quarter, 2004. For the full year of 2005, sales were lower than the 2004 surge levels. We are still waiting to see the full value of orders for military soft body armor to be placed for delivery in 2006. However, Hexcel's 2006 revenues from these applications likely will be lower than those in 2005.

     -- Revenues from wind energy applications remained strong and were up modestly in constant currency compared to the fourth quarter of 2004 in spite of customer operating and supply chain difficulties. Market share gains won in 2004 combined with market growth pushed sales for the full year of 2005 up over 50% in constant currency compared to the prior year. With the benefit of the 2004 share gains fully reflected in our revenue trend, 2006 growth rates will more closely align with the growth rates of our customers, which should remain strong globally.

     -- Carbon fiber availability continues to limit growth in sales to recreational and industrial applications. Nevertheless, constant currency sales to recreation applications increased in the quarter and the year compared to 2004, in part due to price increases.

     Space & Defense

     -- In constant currency, sales for the quarter of $57.0 million were 13.3% higher than the fourth quarter, 2004.

     -- Revenues related to helicopter programs such as the V-22 Osprey, Blackhawk, Tiger, and NH90 as well as blade replacement programs continued to show the greatest contribution to growth. This trend is expected to continue in 2006.

     Electronics

     -- Sales for the quarter in constant currency of $12.5 million were at a comparable level to the third quarter, 2005 and 10.1% lower that the fourth quarter, 2004. However, sales for the year in constant currency, decreased by 8.3% compared to 2004 to $56.7 million. Revenues in this market continue to be difficult to predict, but no major upturn is expected.

     -- In January 2006, Hexcel announced plans to consolidate its North American electronics production activities into the Statesville, NC plant and to close the plant in Washington, GA. In December 2005, Hexcel announced plans to consolidate certain of its glass fabric production activities in France. These programs are aimed at matching regional production capacities with anticipated demand. The estimated 2006 business consolidation and restructuring expense associated with these programs is $4.0 million. In addition to these cash costs, the Company expects to record approximately $2.5 million of accelerated depreciation in 2006. An additional $0.3 million of business consolidation and restructuring expense was recorded in 2005 as a result of the consolidation activities in France. The Company expects to earn its return on these investments during 2007.

     Operations

     -- Compared to the fourth quarter, 2004, utility costs were $2.8 million higher for the quarter and $5.7 million higher for the year due to increased volumes and energy prices.

     -- SG&A was $2.5 million lower than in the fourth quarter, 2004 at $26.7 million. The 2004 expense reflected $1.1 million of transaction costs related to a secondary offering of shares of the Company's common stock by certain of its shareholders as well as the peak spending on the implementation of s404 of the Sarbanes-Oxley Act.

     -- As indicated at the end of the third quarter 2005, the Company targeted inventory reductions in the fourth quarter. In constant currency, inventories were reduced by $8.9 million in the quarter from the September 30, 2005 balance of $160.5 million. The strengthening of the U.S. dollar further reduced the reported value of inventories by $1.2 million.

     -- Cash spent for capital in the quarter was $34.5 million versus $17.8 million for 2004, and included expenditures related to the Company's carbon fiber capacity expansion.

     -- Total debt, net of cash, decreased by $15.2 million to $398.8 million as of December 31, 2005. During the quarter, the Company paid the carbon fiber litigation settlement of $15.8 million that was agreed to in the third quarter, 2005. Excluding the first quarter 2005 debt refinancing cash costs of $42.1 million and payments of litigation settlements of $23.3 million during the year, net debt would have decreased by $40.8 million in 2005 despite the higher levels of capital expenditures in the year.

     2006 Guidance

     The following forward looking information is provided to assist investors in their modeling of Hexcel's anticipated performance in 2006:

     -- Sales Growth. 2006 sales growth from commercial aerospace and wind energy applications is expected to be in the "teens", driven by increased aircraft production and wind turbine installations. Assuming some reduction in demand from the ballistics market, overall sales growth is expected to be about 10% for the year.

     -- Margins. Based on anticipated sales growth and continued operating leverage, the Company expects to earn 23% gross margins and 11% operating margins for the year (before business consolidation and restructuring expenses, but including stock based compensation expense).

     -- Stock Based Compensation. The Company is adopting Financial Accounting Standard No. 123(R), "Share-Based Payment", as of January 1, 2006. The increase in pre-tax expense for stock based compensation in 2006 as a result of adopting the new accounting standard is estimated to be in a range of $5 to $6 million.

     -- Tax Rate. Following the reversal of the valuation allowance against its U.S. deferred tax assets as of December 31, 2005, the Company will provide a full tax provision on its U.S. pre-tax earnings commencing in the first quarter, 2006. The estimated 2006 effective tax rate for the Company's consolidated pre-tax earnings is in a range of 37% to 39%. The Company estimates that the portion of its deferred tax assets it can utilize in 2006 to reduce its cash tax expense will be approximately $27 million.

     -- Basic and Diluted Shares Outstanding. The number of basic common shares outstanding at the beginning of 2006 is 92.6 million. The diluted shares count will likely be 2 to 3 million shares higher.

     -- Capital Spending. As previously indicated, capital expenditures for 2006 are projected at $100 million. The increase over 2005 spending of $66.9 million (including deposits) from $38.1 million during 2004 primarily reflects the impact of the Company's carbon fiber capacity expansion program.

     -- Total Debt, Net of Cash. Net cash flows provided by operations for 2006 are expected to exceed capital expenditures for the year so that the Company's total debt, net of cash at the end of 2006 should show a modest reduction.

     Independent Registered Public Accounting Firm's 2005 Report

     Due to the requirements of Section 404 of the Sarbanes-Oxley Act, the independent registered public accounting firm's audit report date on the financial statements will be deferred until the Company files its 2005 Annual Report on Form 10-K.

     Hexcel will host a conference call at 11:00 A.M. ET, tomorrow, January 26, 2006 to discuss the fourth quarter results and respond to questions. The telephone number for the conference call is (719) 457-2683 and the confirmation code is 3447561. The call will be simultaneously hosted on Hexcel's web site at www.hexcel.com/investors/index.html. Replays of the call will be available on the web site for approximately three days.

     Hexcel Corporation is a leading advanced structural materials company. It develops, manufactures and markets lightweight, high-performance reinforcement products, composite materials and composite structures for use in commercial aerospace, space and defense, electronics, and industrial applications.

     Disclaimer on Forward Looking Statements

     This press release contains statements that are forward looking, including statements relating to anticipated trends in the market segments the Company serves (including increases in production of commercial aircraft, increased composite penetration of commercial aircraft, the growth in revenues from wind energy applications and the trend in revenues from soft body armor and electronics applications), the 2006 outlook for sales growth, first quarter commercial aerospace sales growth, the impact of adopting FAS 123R, the estimated effective tax rate, the weighted average number of common shares outstanding, capital expenditures and changes in debt, net of cash, and the Company's expectations for percentage gross and operating margins in 2006 based upon operating leverage. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changing market conditions, increased competition, product mix, inability to achieve planned manufacturing improvements and cost reductions, conditions in the financial markets and changes in currency exchange rates. Additional risk factors are described in the Company's filings with the SEC. The Company does not undertake an obligation to update its forward-looking statements to reflect future events.


Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
----------------------------------------------------------------------
                                                Unaudited
                                    ----------------------------------
                                     Quarter Ended      Year Ended
                                      December 31,     December 31,
(In millions, except per share data) 2005    2004     2005     2004
----------------------------------------------------------------------
Net sales                           $ 282.9 $276.4  $1,161.4 $1,074.5
Cost of sales                         223.5  218.3     907.2    845.4
----------------------------------------------------------------------

 Gross margin                          59.4   58.1     254.2    229.1
    % Gross Margin                     21.0%  21.0%     21.9%    21.3%

Selling, general and administrative
 expenses (a) (b)                      26.7   29.2     106.6    110.8
Research and technology expenses (a)    5.9    7.4      25.4     23.6
Business consolidation and
 restructuring expenses (c)             1.1    0.9       2.9      2.9
Other expense, net (d)                    -      -      15.1      3.0
----------------------------------------------------------------------

  Operating income                     25.7   20.6     104.2     88.8

Interest expense (e)                    7.2   11.4      33.9     47.7
Non-operating expense, net (f)            -    1.6      40.9      2.2
----------------------------------------------------------------------

 Income before income taxes            18.5    7.6      29.4     38.9
Provision for income taxes (g)       (115.3)   0.3    (106.7)    11.2
----------------------------------------------------------------------

  Income (loss) before equity in
   earnings                           133.8    7.3     136.1     27.7
Equity in earnings of affiliated
 companies                              1.0    0.3       3.6      1.1
----------------------------------------------------------------------

  Net income                          134.8    7.6     139.7     28.8
Deemed preferred dividends and
 accretion (h)                        (14.4) (16.0)    (30.8)   (25.4)
----------------------------------------------------------------------
  Net income (loss) available to
   common shareholders              $ 120.4 $ (8.4) $  108.9 $    3.4
----------------------------------------------------------------------

Net income (loss) per common share (i):

 Basic                              $  1.74 $(0.20) $   1.81 $   0.09
 Diluted                            $  1.43 $(0.20) $   1.49 $   0.08

Weighted-average common shares (i):

 Basic                                 69.1   41.6      60.0     39.3
 Diluted                               94.4   41.6      93.7     42.1
----------------------------------------------------------------------

(a) The presentation of research and technology expenses has been changed to include certain new product qualification costs that were previously reported under selling, general and administrative expenses. Prior periods have been reclassified to conform to this presentation.

(b) Includes for the year ended December 31, 2005, $1.9 million of legal fees and expenses associated with two previously disclosed litigation matters, $1.0 million of transaction costs related to a secondary offering of common shares, and a $0.6 million provision against accounts receivable from Second Chance Body Armor, Inc., a ballistics customer that filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Includes in the fourth quarter and year ended December 31, 2004 $1.1 million of transaction costs related to a secondary offering of common shares and a provision of $2.3 million against accounts receivable from Second Chance Body Armor, Inc.

(c) Business consolidation and restructuring expenses of $1.1 million in the fourth quarter of 2005 included $0.3 million for the Electronics restructuring action.

(d) Includes accruals of $16.5 million for the settlement of litigation matters and a $1.4 million gain on the sale of assets for the year ended December 31, 2005. Includes $7.0 million for the settlement of litigation matters and a $4.0 million gain on the sale of assets for the year ended December 31, 2004.

(e) The reduction in interest expense reflects the benefits of lower interest rates as a result of the Company's debt refinancing which occurred during the first quarter of 2005 (Refer to Table F).

(f) Non-operating expense, net includes a charge of $1.6 million for the early retirement of debt for the quarter ended December 31, 2004. For the years ended December 31, 2005 and 2004, non-operating expense, net includes charges of $40.9 million and $3.2 million for the early retirement of debt, respectively and a $1.0 million gain on the de-mutualization of an insurance company in 2004.

(g) Provision for income taxes includes a benefit of $117.6 million arising from the reversal of the valuation allowance against the Company's U.S. deferred tax assets as of December 31, 2005.

(h) Deemed preferred dividends and accretion includes a $13.1 million charge arising from the conversion of mandatorily redeemable convertible preferred stock in December 2005. For the years ended December 31, 2005 and 2004, and in connection with conversions of mandatorily redeemable convertible preferred stock, deemed preferred dividends and accretion includes charges of $23.2 million and $12.9 million, respectively.

(i) Refer to Table D for further information related to basic and diluted income (loss) per share.


Hexcel Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
----------------------------------------------------------------------
                                                    Unaudited
                                           ---------------------------
                                           December September December
                                              31,      30,       31,
(In millions, except per share data)         2005     2005      2004
----------------------------------------------------------------------
Assets
Current assets:
Cash and cash equivalents                   $  21.0  $  12.3  $  57.2
Accounts receivable, net                      155.9    161.8    153.5
Inventories, net                              150.4    160.5    144.2
Prepaid expenses and other current
 assets (a)                                    43.0     15.7     18.4
----------------------------------------------------------------------
Total current assets                          370.3    350.3    373.3

Property, plant and equipment                 726.0    718.8    734.0
Less accumulated depreciation                (440.8)  (451.1)  (447.4)
----------------------------------------------------------------------
Net property, plant and equipment             285.2    267.7    286.6

Goodwill and other intangibles, net            74.7     75.5     78.3
Investments in affiliated companies            14.3     14.3      5.5
Other assets (a)                              134.5     34.9     33.1
----------------------------------------------------------------------
Total assets                                $ 879.0  $ 742.7  $ 776.8
----------------------------------------------------------------------

Liabilities and Stockholders' Equity
 (Deficit)
Current liabilities:
Notes payable and current maturities of
 capital lease obligations                  $   3.0  $   3.9  $   1.0
Accounts payable                               94.5     86.0     94.8
Accrued liabilities                            98.3    108.9    120.2
----------------------------------------------------------------------
Total current liabilities                     195.8    198.8    216.0

Long-term notes payable and capital lease
 obligations                                  416.8    422.4    430.4
Other non-current liabilities                  57.3     65.2     64.3
----------------------------------------------------------------------
Total liabilities                             669.9    686.4    710.7

Mandatorily redeemable convertible
 preferred stock, 0.125 shares of series A
 and 0.125 shares of series B authorized,
 0.071 shares of     series A issued and
 outstanding at September 30, 2005; and
 0.101 shares of series A and 0.047 shares
 of series B issued and outstanding at
 December 31, 2004 (b)                            -     64.3     90.5

Stockholders' equity (deficit):
Preferred stock, no par value, 20.0 shares
 authorized, no shares issued or outstanding      -        -        -
Common stock, $0.01 par value, 200.0 shares
 authorized, 94.0 shares issued at December
 31, 2005, 70.0 shares issued at September
 30, 2005 and 55.0 shares issued at
 December 31, 2004                              0.9      0.7      0.5
Additional paid-in capital                    455.0    374.4    334.5
Accumulated deficit                          (224.1)  (358.9)  (363.8)
Accumulated other comprehensive income
 (loss)                                        (7.3)    (8.8)    18.4
----------------------------------------------------------------------
                                              224.5      7.4    (10.4)
Less - Treasury stock, at cost, 1.5 shares
 at December 31, 2005 and September 30,
 2005 and 1.4 shares at December 31, 2004     (15.4)   (15.4)   (14.0)
----------------------------------------------------------------------
Total stockholders' equity (deficit)          209.1     (8.0)   (24.4)
----------------------------------------------------------------------
Total liabilities and stockholders' equity
 (deficit)                                  $ 879.0  $ 742.7  $ 776.8
----------------------------------------------------------------------

(a) Includes $32.9 million and $106.3 million of current and non-current deferred tax assets, respectively, against which the Company released its valuation allowance as of December 31, 2005.

(b) All outstanding shares of series A and series B mandatorily redeemable convertible preferred stock were converted into common stock in December 2005 and August 2005, respectively.


Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
----------------------------------------------------------------------
                                                  Unaudited
                                       -------------------------------
                                        Quarter Ended    Year Ended
                                         December 31,   December 31,
(In millions)                           2005    2004    2005    2004
----------------------------------------------------------------------

Cash flows from operating activities
Net income                             $ 134.8 $  7.6  $ 139.7 $ 28.8
Reconciliation to net cash provided by
 operating activities:
  Depreciation and amortization           11.8   13.1     47.3   52.0
    Amortization of debt discount and
     deferred financing costs              0.3    0.7      2.0    3.3
  Deferred income taxes (benefit),
   including reversal of valuation
   allowance                            (117.8)  (0.6)  (116.8)  (1.1)
  Business consolidation and
   restructuring expenses                  1.1    0.9      2.9    2.9
  Business consolidation and
   restructuring payments                 (0.8)  (0.9)    (2.7)  (4.7)
  Loss on early retirement of debt           -    1.6     40.9    3.2
  Equity in earnings of affiliated
   companies                              (1.0)  (0.3)    (3.6)  (1.1)
  (Increase) decrease in accounts
   receivable                              4.4    1.5    (16.9) (19.3)
  (Increase) decrease in inventories       8.9    7.4    (16.8) (17.5)
  (Increase) decrease in prepaid/other
   current assets                          2.0    0.4      4.4   (7.4)
  (Increase) decrease in accounts
   payable/accrued liabilities (a)        (1.6)   9.0    (11.6)  45.9
  Changes in non-current assets and
   long-term liabilities and other         1.6      -      3.7    0.9
----------------------------------------------------------------------
 Net cash provided by operating
  activities                              43.7   40.4     72.5   85.9
----------------------------------------------------------------------

Cash flows from investing activities
 Capital expenditures                    (30.3) (17.8)   (62.7) (38.1)
 Deposits for capital purchases           (4.2)     -     (4.2)     -
 Proceeds from the sale of assets            -      -      1.4      -
 Dividends from affiliated companies       1.0      -      3.1    6.5
 Investment in affiliated companies          -    1.5     (7.5)   3.0
----------------------------------------------------------------------
 Net cash used for investing activities  (33.5) (16.3)   (69.9) (28.6)
----------------------------------------------------------------------

Cash flows from financing activities
 Proceeds from 6.75% senior
  subordinated notes                         -      -    225.0      -
 Proceeds from (repayments of) senior
  secured credit facilities, net          (5.0)     -    190.0   (4.1)
 Repayments of 9.75% senior
  subordinated notes                         -  (24.1)  (285.3) (47.0)
 Redemption of 7.0% convertible
  subordinated debentures                    -   (1.7)   (19.2)  (1.7)
 Redemption of 9.875% senior secured
  notes                                      -      -   (125.0)     -
 Proceeds from (repayments of) capital
  lease obligations and other debt, net   (1.3)  (1.3)     0.7   (1.6)
 Issuance costs related to debt
  offerings                                  -      -    (12.1)     -
 Debt retirement costs                       -      -    (30.0)     -
 Activity under stock plans                5.1    9.2     15.2   12.8
----------------------------------------------------------------------
 Net cash used for financing activities   (1.2) (17.9)   (40.7) (41.6)
                                       -------------------------------
Effect of exchange rate changes on cash
 and cash equivalents                     (0.3)  (0.5)     1.9   (0.2)
----------------------------------------------------------------------
Net increase (decrease) in cash and
 cash equivalents                          8.7    5.7    (36.2)  15.5
Cash and cash equivalents at beginning
 of period                                12.3   51.5     57.2   41.7
----------------------------------------------------------------------
Cash and cash equivalents at end of
 period                                $  21.0 $ 57.2  $  21.0 $ 57.2
----------------------------------------------------------------------

Supplemental Data:
  Cash interest paid                   $   2.9 $  7.4  $  40.0 $ 47.1
  Cash taxes paid                      $   2.4 $  2.6  $  12.0 $ 10.4
----------------------------------------------------------------------

(a) The quarter ended December 31, 2005 included the payment of the $15.8 million litigation settlement accrued in the third quarter of 2005.


Net Sales to Third-Party Customers by Market Segment

Quarters Ended December 31, 2005 and 2004       (Unaudited)    Table A
----------------------------------------------------------------------
(In millions)               As Reported          Constant Currency (a)
----------------------------------------------------------------------
                                           B/(W)   FX            B/(W)
Market Segment             2005    2004      %  Effect(b) 2005     %
----------------------------------------------------------------------
   Commercial Aerospace   $129.5  $120.9    7.1  $(2.5)  $132.0   9.2
   Industrial               85.5    91.3   (6.4)  (2.9)    88.4  (3.2)
   Space & Defense          55.6    50.3   10.5   (1.4)    57.0  13.3
   Electronics              12.3    13.9  (11.5)  (0.2)    12.5 (10.1)
----------------------------------------------------------------------
Consolidated Total        $282.9  $276.4    2.4  $(7.0)  $289.9   4.9
----------------------------------------------------------------------
Consolidated % of Net
Sales                        %       %                      %
----------------------------------------------------------------------
   Commercial Aerospace     45.8    43.8                   45.5
   Industrial               30.2    33.0                   30.5
   Space & Defense          19.7    18.2                   19.7
   Electronics               4.3     5.0                    4.3
----------------------------------------------------------------------
Consolidated Total         100.0   100.0                  100.0
----------------------------------------------------------------------

Year Ended December 31, 2005 and 2004            (Unaudited)   Table B
----------------------------------------------------------------------
(In millions)                  As Reported       Constant Currency (a)
----------------------------------------------------------------------
                                           B/(W)  FX             B/(W)
Market Segment              2005    2004     %  Effect(b) 2005     %
----------------------------------------------------------------------
   Commercial Aerospace    $529.4   $462.5  14.5 $(0.4)  $529.8  14.6
   Industrial               365.8    357.1   2.4   1.1    364.7   2.1
   Space & Defense          209.3    193.1   8.4     -    209.3   8.4
   Electronics               56.9     61.8  (7.9)  0.2     56.7  (8.3)
----------------------------------------------------------------------
Consolidated Total       $1,161.4 $1,074.5   8.1  $0.9 $1,160.5   8.1
----------------------------------------------------------------------
Consolidated % of Net
 Sales                        %        %                    %
----------------------------------------------------------------------
   Commercial Aerospace      45.6     43.0                 45.7
   Industrial                31.5     33.2                 31.4
   Space & Defense           18.0     18.0                 18.0
   Electronics                4.9      5.8                  4.9
----------------------------------------------------------------------
Consolidated Total          100.0    100.0                100.0
----------------------------------------------------------------------

(a) To assist in the interpretation of the Company's net sales trend, total net sales and sales by market for the quarter, and year ended December 31, 2005 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective periods in 2004 and are referred to as "constant currency" sales.

(b) FX effect is the estimated impact on "as reported" net sales due to changes in foreign currency exchange rates.

Note: Sales by market by business segment can be found under the Investor News tab on the Investor Relations section of the Company's web site www.hexcel.com.


Hexcel Corporation and Subsidiaries                         Table C
Segment Data
----------------------------------------------------------------------
                                         Unaudited
                      ------------------------------------------------
                                                    Corporate
                       Reinforce- Compos-   Struc-  & Other
(In millions)            ments     ites     tures      (a)       Total
----------------------------------------------------------------------

Fourth Quarter 2005
----------------------------------------------------------------------
  Net sales to external
   customers            $  67.7   $191.0   $ 24.2   $    -   $  282.9
  Intersegment sales       32.8      6.0        -        -       38.8
----------------------------------------------------------------------
    Total sales           100.5    197.0     24.2        -      321.7

  Operating income
   (loss)                  10.1     20.9      3.1     (8.4)      25.7
  Depreciation and
   amortization             3.4      7.9      0.5        -       11.8
Business consolidation
 and restructuring
 expenses                   0.3      0.8        -        -        1.1
  Capital expenditures                   (b)
   and deposits             4.3     28.1      0.6      1.5       34.5
----------------------------------------------------------------------

Fourth Quarter 2004
----------------------------------------------------------------------
  Net sales to external
   customers            $  76.0   $181.9   $ 18.5   $    -   $  276.4
  Intersegment sales       24.8      5.1        -        -       29.9
----------------------------------------------------------------------
    Total sales           100.8    187.0     18.5        -      306.3

  Operating income                                         (c)
   (loss)                   9.2     20.2      1.5    (10.3)      20.6
  Depreciation              4.2      8.4      0.4      0.1       13.1
Business consolidation
 and restructuring
 expenses                   0.1      0.8        -        -        0.9
  Capital expenditures      4.9     12.6      0.3        -       17.8
----------------------------------------------------------------------


Full Year 2005
----------------------------------------------------------------------
  Net sales to external
   customers            $ 291.2   $787.0   $ 83.2   $    -   $1,161.4
  Intersegment sales      131.5     24.8        -        -      156.3
----------------------------------------------------------------------
    Total sales           422.7    811.8     83.2        -    1,317.7

  Operating income              (d)      (e)               (f)
   (loss)                  43.0    104.0      8.0    (50.8)     104.2
  Depreciation and
   amortization            14.0     31.3      1.9      0.1       47.3
Business consolidation
 and restructuring
 expenses                   0.3      2.6        -        -        2.9
  Capital expenditures                   (b)
   and deposits             7.9     55.4      0.7      2.9       66.9
----------------------------------------------------------------------

Full Year 2004
----------------------------------------------------------------------
  Net sales to external
   customers            $ 319.4   $683.9   $ 71.2   $    -   $1,074.5
  Intersegment sales      103.3     19.0        -        -      122.3
----------------------------------------------------------------------
    Total sales           422.7    702.9     71.2        -    1,196.8

  Operating income              (d)      (e)               (g)
   (loss)                  39.7     89.1      3.8    (43.8)      88.8
  Depreciation             16.5     33.5      1.9      0.1       52.0
Business consolidation
 and restructuring
 expenses                   0.7      2.3        -     (0.1)       2.9
  Capital expenditures     10.3     26.4      0.4      1.0       38.1
----------------------------------------------------------------------

(a) The Company does not allocate corporate expenses to its business segments.

(b) Includes $4.2 million related to deposits for capital purchases for the quarter and year ended December 31, 2005.

(c) Includes $1.1 million in transaction costs related to the December 2004 secondary offering of common shares.

(d) Includes a provision of $0.6 million and $2.3 million against accounts receivable for the years ended December 31, 2005 and 2004, respectively related to Second Chance Body Armor, Inc., a ballistics customer that filed for protection under Chapter 11 of the U.S. Bankruptcy Code.

(e) Includes gains on sale of assets of $1.4 million and $4.0 million for the years ended December 31, 2005 and 2004, respectively.

(f) Includes litigation settlements of $16.5 million, $1.9 million for legal fees and expenses associated with two previously disclosed litigation matters, and $1.0 million in transaction costs related to the August 2005 secondary offering of common shares.

(g) Includes litigation settlements of $7.0 million, and $1.1 million in transaction costs related to the August 2005 secondary offering of common shares.


Hexcel Corporation and Subsidiaries                            Table D
Schedule of Net Income (Loss) Per Common Share
----------------------------------------------------------------------
                                                   Unaudited
                                         -----------------------------
                                          Quarter Ended   Year Ended
                                          December 31,   December 31,
(In millions, except per share data)      2005   2004    2005   2004
----------------------------------------------------------------------

Basic net income (loss) per common share:
Net income                               $134.8 $  7.6  $139.7 $ 28.8
Deemed preferred dividends and accretion  (14.4) (16.0)  (30.8) (25.4)
----------------------------------------------------------------------
  Net income (loss) available to common
   shareholders                          $120.4 $ (8.4) $108.9 $  3.4
----------------------------------------------------------------------

  Weighted average common shares
   outstanding                             69.1   41.6    60.0   39.3

Basic net income (loss) per common share $ 1.74 $ 0.20  $ 1.81 $ 0.09
----------------------------------------------------------------------

Diluted net income (loss) per common
 share:
Net income                               $134.8 $  7.6  $139.7 $ 28.8
Deemed preferred dividends and accretion  (14.4) (16.0)  (30.8) (25.4)
----------------------------------------------------------------------
Net income (loss) available to common
 shareholders                            $120.4 $ (8.4) $108.9 $  3.4
Plus: Deemed preferred dividends and
 accretion                                 14.4      -    30.8      -
----------------------------------------------------------------------
  Net income available to common
   shareholders plus assumed conversions $134.8 $ (8.4) $139.7 $  3.4
----------------------------------------------------------------------

Weighted average common shares
 outstanding - Basic                       69.1   41.6    60.0   39.3

Plus incremental shares from assumed
 conversions:
  Restricted stock units                    0.5      -     0.4    0.5
  Stock options                             1.8      -     1.8    2.3
  Convertible preferred stock              23.1      -    31.5      -
----------------------------------------------------------------------
  Weighted average common shares
   outstanding-Dilutive (a) (b)            94.4   41.6    93.7   42.1
----------------------------------------------------------------------

Diluted net income (loss) per common
 share                                   $ 1.43 $(0.20) $ 1.49 $ 0.08
----------------------------------------------------------------------

(a) All outstanding shares of series A and B mandatorily redeemable convertible preferred stock were converted to common stock in December 2005 and August 2005.

(b) The Company's mandatorily redeemable convertible preferred stock was excluded from the computations of diluted net income (loss) per share for the quarter and year ended December 31, 2004, as it was anti-dilutive. In addition, restricted stock units and stock options were excluded from calculation of diluted net loss per share for the quarter ended December 31, 2004 as they were anti-dilutive. Had earnings not been anti-dilutive, the diluted share count would have been 94.0 million and 91.5 million for the quarter and year ended December 31, 2004, respectively.


Hexcel Corporation and Subsidiaries                            Table E
Schedule of Interest Expense
----------------------------------------------------------------------
                                                    Unaudited
                                            --------------------------
                                            Quarter Ended  Year Ended
                                            December 31,  December 31,
(In millions)                               2005  2004    2005  2004
----------------------------------------------------------------------

Interest on debt instruments                $ 6.6 $10.3   $30.8 $43.0
Banking, commitment and other fees            0.1   0.3     1.0   1.4
Amortization of financing costs and
 discounts (non-cash)                         0.5   0.8     2.1   3.3
----------------------------------------------------------------------
Interest Expense                            $ 7.2 $11.4   $33.9 $47.7
----------------------------------------------------------------------


Hexcel Corporation and Subsidiaries
Reconciliation of GAAP and Non-GAAP Measures

                                                             Table F
----------------------------------------------------------------------
                                                   Unaudited
                                         -----------------------------
                                         Quarter Ended    Year Ended
                                          December 31,   December 31,
                                         -----------------------------
(In millions)                             2005   2004    2005   2004
----------------------------------------------------------------------
GAAP operating income                    $  25.7 $20.6  $ 104.2 $88.8
- Litigation settlement expense                -     -     16.5   7.0
- Legal fees and expenses related to
 litigation settlements                        -     -      1.9     -
- Secondary offering transaction costs         -   1.1      1.0   1.1
- Gains on sale of assets                      -     -     (1.4) (4.0)
----------------------------------------------------------------------
Non-GAAP operating income                   25.7  21.7    122.2  92.9

GAAP Net Income                            134.8   7.6    139.7  28.8
- Litigation settlement expense                -     -     16.5   7.0
- Legal fees and expenses related to
 litigation settlements                        -     -      1.9     -
- Secondary offering transaction costs         -   1.1      1.0   1.1
- Gains on sale of assets                      -     -     (1.4) (4.0)
- Gains related to de-mutualization of an
 insurance company                             -     -        -  (1.0)
- Early retirement of debt                     -   1.6     40.9   3.2
- Reversal of U.S. deferred tax asset
 valuation allowance                      (117.6)    -   (117.6)    -
----------------------------------------------------------------------
Non-GAAP net income                      $  17.2 $10.3     81.0  35.1


                                                             Table G
----------------------------------------------------------------------
                                                   Unaudited
                                       -------------------------------

                                         December   September December
(In millions)                            31, 2005   30, 2005  31, 2004
----------------------------------------------------------------------

Notes payable and current maturities of
 capital lease obligations                 $  3.0    $  3.9   $   1.0
Long-term notes payable and capital
 lease obligations                          416.8     422.4     430.4
-------------------------------------------------- --------- ---------
Total Debt                                  419.8     426.3     431.4
Cash and cash equivalents                    21.0      12.3      57.2
-------------------------------------------------- --------- ---------
Total debt, net of cash                    $398.8    $414.0   $ 374.2
-------------------------------------------------- --------- ---------

Management believes that operating income and net income before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company's overall operating results in the periods presented. In addition, management believes that total debt, net of cash, which is also a non-GAAP measure, is an important measure of the Company's liquidity. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.



     CONTACT: Hexcel Corporation
              Investors:
              Stephen C. Forsyth, 203-969-0666 ext. 425 stephen.forsyth@hexcel.com or
              Media:
              Michael Bacal, 203-969-0666 ext. 426
              michael.bacal@hexcel.com